UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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K-Swiss Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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31248 Oak Crest Drive

Westlake Village, California 91361

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 22, 2003

To the Stockholders of

K•Swiss Inc.:

The Annual Meeting of Stockholders of K•Swiss Inc. (the “Company”) will be held at the K•Swiss® Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361 on Thursday, May 22, 2003 at 10:00 a.m., Los Angeles time. The purpose of the Annual Meeting is to consider and vote upon the following matters, as more fully described in the accompanying Proxy Statement:

(1)  For holders of Class A Common Stock to elect two directors, and for holders of Class B Common Stock to elect four directors, in each case to serve one-year terms ending in 2004, or until their successors are elected and qualified.

(2)  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 14, 2003 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. In order to constitute a quorum for the conduct of business at the Annual Meeting, holders of a majority in voting interest of the Company’s outstanding Common Stock must be present in person or be represented by proxy.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are requested to mark, date, sign and return the enclosed proxy card as promptly as possible in the envelope provided. Stockholders attending the meeting may vote in person even if they have returned a proxy.

By Order of the Board of Directors

Steven Nichols Chairman of the Board and President

Westlake Village, California

April 21, 2003

K•SWISS INC.

31248 Oak Crest Drive

Westlake Village, California 91361

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

May 22, 2003

GENERAL INFORMATION ON THE MEETING

This Proxy Statement is being mailed on or about April 21, 2003 in connection with the solicitation of proxies by and on behalf of the Board of Directors of K•Swiss Inc., a Delaware corporation (“K•Swiss” or the “Company”), for use at the Annual Meeting of Stockholders of the Company, which is to be held on Thursday, May 22, 2003 at 10:00 a.m. at the K•Swiss® Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361, and any adjournment or postponement thereof.

The entire cost of soliciting proxies will be borne by the Company, including expenses in connection with preparing and mailing of proxy solicitation materials. In addition to the use of mails, proxies may be solicited by certain officers, directors and regular employees of the Company, without extra compensation, by telephone, fax or personal interview. Although there is no formal agreement to do so, the Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxies and proxy material to the beneficial owners of the Company’s stock.

RECORD DATE AND VOTING

Only stockholders of record at the close of business on April 14, 2003 are entitled to notice of and to vote at the meeting and at any adjournment or postponement thereof. As of April 14, 2003, 12,452,553 shares of Class A Common Stock and 5,142,173 shares of Class B Common Stock were outstanding, all of which shares are entitled to be voted at the meeting. As of April 14, 2003, 11,304,064 shares of Class A Common Stock were issued but held by the Company as treasury shares and are not entitled to vote at the meeting. Stockholders are entitled to one vote for each share of Class A Common Stock held of record, and ten votes for each share of Class B Common Stock held of record. At the meeting, holders of shares of Class A Common Stock will be entitled to elect two members of the Company’s Board of Directors, and holders of shares of Class B Common Stock will be entitled to elect the remaining four members of the Company’s Board of Directors. With respect to matters other than the election of directors or matters to which a class vote is not required by law, the presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of the Company’s outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting and will determine whether or not a quorum is present. The inspector of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

With respect to the election of directors or matters to which a class vote is required by law, the presence, either in person or by proxy, of persons entitled to vote a majority in voting interest of outstanding shares of a class of the Company’s common stock is necessary to constitute a quorum for the election of directors to represent such class or for such other matters requiring a class vote. A stockholder giving a proxy may revoke it at any time before it is voted by filing written notice of revocation with the Secretary of the Company at 31248 Oak Crest Drive, Westlake Village, California 91361, or by appearing at the meeting and voting in person. A prior proxy is automatically revoked by a stockholder giving a valid proxy bearing a later date. Shares represented by all valid proxies will be voted in accordance with the instructions contained in the proxies. In the absence of instructions, shares represented by valid proxies will be voted in accordance with recommendations of the Board of Directors as shown on the proxy.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company as of April 14, 2003 with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by the Company to own beneficially more than 5% of the outstanding shares of any class of Common Stock, (ii) each director of the Company, (iii) each of the Named Officers (as defined below) appearing in the Summary Compensation Table below, and (iv) all directors and officers as a group:

	Class A			Class B
Name or Identity of Group and Address(1)	Number of Shares Beneficially Owned(2)		Percent of Class A(3)	Number of Shares Beneficially Owned		Percent of Class B(3)
Directors and Named Officers:
Steven Nichols	266,400	(4)	2.1%	4,722,440	(5)	91.8%
George Powlick	115,355	(6)	0.9	—		—
Lawrence Feldman	11,120		0.1	228,066	(7)	4.4
Stephen Fine	5,000		0.0	—		—
David Lewin	—		—	—		—
Martyn Wilford	—		—	—		—
Preston Davis	24,667	(8)	0.2	—		—
Deborah Mitchell	52,634	(9)	0.4	—		—
Peter Worley	40,666	(10)	0.3	—		—
All Directors and Officers as a Group (14 persons)	630,111		4.9	4,950,506		96.3
Other Principal Stockholders:
Nichols Family Trust	153,500	(11)	1.2	4,690,824	(11)	91.2
31248 Oak Crest Drive Westlake Village, CA 91361
Capital Growth Management Limited Partnership	1,005,000	(12)	8.1	—		—
One International Place Boston, MA 02110
Royce & Associates, LLC	825,800	(13)	6.6	—		—
1414 Avenue of the Americas New York, NY 10019

(1)	Unless otherwise indicated, all addresses are c/o K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361.

(2)	If shares of Class B Common Stock are owned by the named person or group, excludes shares of Class B Common Stock convertible into a corresponding number of shares of Class A Common Stock.

(3)	Percentages are calculated based on the total number of shares of Class A Common Stock outstanding (12,452,553) and on the total number of shares of Class B Common Stock outstanding (5,142,173) as of April 14, 2003, plus, where applicable, shares issuable upon exercise of options within sixty days after April 14, 2003. Percentages do not include 11,304,064 shares of Class A Common Stock held by the Company as treasury shares as of April 14, 2003.

(4)	Includes options to acquire 112,900 shares of Class A Common Stock, which options are exercisable within sixty days after April 14, 2003 and 153,500 shares which are owned by the Nichols Family Trust. Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares, which are owned by the Nichols Family Trust, are also shown as beneficially owned by Mr. Nichols.

(5)

Includes 31,616 shares, which are held by Steven Nichols as trustee of a trust for the benefit of a related individual and 4,690,824 shares, which are owned by the Nichols Family Trust. Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares, which are owned by the Nichols Family Trust, are also shown as beneficially owned by Mr. Nichols.

(6)	Includes options to acquire 104,787 shares of Class A Common Stock, which options are exercisable within sixty days after April 14, 2003.

(7)	Such shares are held by Lawrence Feldman and his wife as trustees of trusts for the benefit of other unrelated individuals.

(8)	Consists of options to acquire 24,667 shares of Class A Common Stock, which options are exercisable within sixty days after April 14, 2003.

(9)	Consists of options to acquire 52,634 shares of Class A Common Stock, which options are exercisable within sixty days after April 14, 2003.

(10)	Includes options to acquire 24,666 shares of Class A Common Stock, which options are exercisable within sixty days after April 14, 2003.

(11)	Steven Nichols, co-trustee of the Nichols Family Trust, exercises sole power to vote and dispose of shares held by the Nichols Family Trust. Such shares, which are owned by the Nichols Family Trust, are also shown as beneficially owned by Mr. Nichols.

(12)	Based solely upon information contained in a Schedule 13G, dated February 7, 2003 received by the Company. Capital Growth Management Limited Partnership (“CGM”) has advised the Company that it is a registered investment advisor and that the securities shown above are held in client accounts for which CGM serves as investment manager and that CGM thereby disclaims beneficial ownership of all such securities.

(13)	Based solely upon information contained in a Schedule 13G, as amended, dated March 28, 2003, received by the Company.

ELECTION OF DIRECTORS

Under the Restated Certificate of Incorporation and the Restated Bylaws of the Company, two (2) directors out of a total of six (6) are to be elected at the 2003 Annual Meeting of Stockholders by the holders of Class A Common Stock to serve one-year terms expiring at the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The remaining four (4) directors are to be elected at the 2003 Annual Meeting of Stockholders by the holders of Class B Common Stock to serve one-year terms expiring at the 2004 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Unless authority to vote for a certain nominee is withheld by an indication thereon, the Class A Common Stock proxy will be voted to re-elect David Lewin and Martyn Wilford, and the Class B Common Stock proxy will be voted to re-elect Steven Nichols, George Powlick, Lawrence Feldman and Stephen Fine, in all cases to serve until the 2004 Annual Meeting of Stockholders or until their respective successors are elected and qualified. The Company has no reason to believe that any of those named will not be available as a candidate. However, if such a situation should arise, the proxy may be voted for the election of other nominees as directors at the discretion of the person acting pursuant to the proxy. Certain information regarding the nominees for election by the holders of Class A Common Stock and the holders of Class B Common Stock is set forth below.

The vote of a majority of the shares of Class A Common Stock voting at the Annual Meeting (with each share entitled to one vote) is required for the election of the two directors to be elected by the holders of Class A Common Stock. The vote of a majority of the shares of Class B Common Stock voting at the Annual Meeting (with each share entitled to ten votes) is required for the election of the four directors to be elected by the holders of Class B Common Stock.

Nominees for Election by Class A Common Stockholders at the 2003 Annual Meeting

Name	Age at December 31, 2002	Position with Company	Director Since
David Lewin	59	Director	2001
Martyn Wilford	51	Director	1990

Nominees for Election by Class B Common Stockholders at the 2003 Annual Meeting

Name	Age at December 31, 2002	Position with Company	Director Since
Steven Nichols	60	Chairman of the Board, President	1987
George Powlick	58	Vice President—Finance, Chief Financial Officer, Secretary and Director	1990
Lawrence Feldman	60	Director	1987
Stephen Fine	54	Director	2000	(1)

(1)	Mr. Fine previously served as a director of the Company from 1987 to August 1998.

Principal Occupations of Class A and Class B Nominees During Last Five Years

Steven Nichols has been President and Chairman of the Board of the Company since 1987. From 1980 to 1986, Mr. Nichols was a director and Vice-President—Merchandise of Stride Rite Corp., a footwear manufacturer and holding company. In addition, Mr. Nichols was President of Stride-Rite Footwear from 1982 to 1986. From 1979 to 1982, Mr. Nichols served as an officer and President of Stride Rite Retail Corp., the largest retailer of branded children’s shoes in the United States. From 1962 through 1979, he was an officer of Nichols Foot Form Corp., which operated a chain of New York retail footwear stores.

George Powlick, Director, Vice President—Finance, Chief Financial Officer and Secretary, joined the Company in January 1988. Mr. Powlick is a certified public accountant and was an audit partner in the independent public accounting firm of Grant Thornton from 1975 to 1987.

Lawrence Feldman, a Director of the Company, has been President of the Rug Warehouse, Inc., a New York City oriental rug retailer and wholesaler, since 1977 and Vice-President of Loom & Weave, Ltd., a wholesaler of collectible antique textiles and rugs, since 2000. From 1973 to 1977, he was Vice President for Design and Product Development for Hart Schaffner & Marx, a clothing manufacturer and retailer.

Stephen Fine, a Director of the Company, has been a Director, President and Chief Operating Officer of The Biltrite Corporation since 1985, and from 1982 to 1985 he served as Executive Vice-President of Biltrite, a supplier of rubber and plastics products used in footwear, flooring and industrial applications. From 1970 to 1982, he held various executive positions with American Biltrite Inc. Mr. Fine is a Director of Maxwell Shoe Company Inc., a manufacturer of women’s casual and dress footwear.

David Lewin, a Director of the Company, is the Neil Jacoby Professor of Management at The John E. Anderson Graduate School of Management at the University of California at Los Angeles. Mr. Lewin has been a professor at UCLA since 1990. Since 2002, Mr. Lewin has also been a permanently associated consultant of LECG, LLC, an international consultancy providing expert testimony and analysis in wage and hour, antitrust, industrial organization and related litigation.

Martyn Wilford, a Director of the Company, has been Chairman of the Board and Chief Executive Officer of Joseph Clark & Sons (Soho) Limited, a real estate holding company, since 1986. Mr. Wilford joined Joseph Clark & Sons in 1974. He is a chartered accountant.

CERTAIN INFORMATION CONCERNING THE BOARD

OF DIRECTORS AND CERTAIN OF ITS COMMITTEES

The Board of Directors has the following standing committees: Compensation and Stock Option Committee and Audit Committee. The Company does not have a nominating committee of its Board of Directors.

Meetings of the Board of Directors and Committees

The Board of Directors held four formal meetings during fiscal 2002 and took action on numerous matters by unanimous written consent. Mr. David Lewin attended fewer than 75% of the meetings of the Board and Board Committee of which he was a member.

The Compensation and Stock Option Committee is composed of Messrs. Lawrence Feldman, Stephen Fine and David Lewin. This Committee met seven times during fiscal 2002.

The Audit Committee is composed of Messrs. Lawrence Feldman, Stephen Fine and Martyn Wilford each of whom are “independent” within the meaning of the National Association of Securities Dealers listing standards. This committee met two times during fiscal 2002.

Remuneration of Directors

During 2002, all directors who are not employees were paid a lump-sum of $2,000, plus $3,000 for each committee served on and $2,000 per regular Board meeting attended, and normal and necessary expenses for attending all such meetings. The Company also pays non-employee directors of its subsidiaries similar amounts.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation paid by the Company during the years ended December 31, 2002, 2001 and 2000 to the Chief Executive Officer and the four most highly compensated executive officers of the Company (the “Named Officers”) whose salary and bonus exceeded $100,000 in 2002.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation
Awards
Name and Principal Position	Year	Salary	Bonus(1)	Options/ SARs (#)	All Other Compensation(2)
Steven Nichols President and Chief Executive Officer	2002 2001 2000	$814,168 790,454 767,431	$906,128 618,944 451,554	— — 200,000	$141,794 113,661 98,917	(3) (3) (3)

Preston Davis Vice President—Sales	2002 2001 2000	181,990 176,689 171,543	109,194 88,452 102,926	2,000 — 2,000	19,869 17,359 17,100

Deborah Mitchell Vice President—Marketing	2002 2001 2000	262,218 254,580 247,165	209,774 203,664 138,813	20,000 — 10,000	21,507 19,426 19,892

George Powlick Vice President—Finance, Chief Financial Officer	2002 2001 2000	278,366 270,258 262,386	254,015 169,234 123,378	— 60,000 60,000	79,788 64,219 52,233	(4) (4) (4)

Peter Worley Vice President—Product Development	2002 2001 2000	229,129 221,329 201,492	167,377 110,620 61,659	— 30,000 8,000	25,162 21,914 32,897	(5) (5) (5)

(1)	Includes cash bonuses earned and accrued during the year indicated, but paid subsequent to the end of the year.

Effective July 1, 1996 the Company adopted an executive bonus program based on changes in Economic Value Added (“EVA”). See “Compensation and Stock Option Committee Report.”

The balance accrued in notional EVA bank accounts at the end of 1999 for the Named Officers are as follows: Steven Nichols—$2,874,432, Preston Davis—$572,724, Deborah Mitchell—$713,479, George Powlick—$785,823 and Peter Worley—$336,323.

The balance accrued in notional EVA bank accounts at the end of 2000 (excluding amounts disclosed above as “Bonus” but including balances carried forward from 1999) for the Named Officers are as follows: Steven Nichols—$1,704,270, Preston Davis—$289,729, Deborah Mitchell—$396,296, George Powlick—$465,989 and Peter Worley—$190,583.

The balance accrued in notional EVA bank accounts at the end of 2001 (excluding amounts disclosed above as “Bonus” but including balances carried forward from 2000) for the Named Officers are as follows: Steven Nichols—$1,085,326, Preston Davis—$201,277, Deborah Mitchell—$192,632, George Powlick—$296,755 and Peter Worley—$79,964.

The balance accrued in notional EVA bank accounts at the end of 2002 (excluding amounts disclosed above as “Bonus” but including balances carried forward from 2001) for the Named Officers are as follows: Steven Nichols—$835,255, Preston Davis—$262,815, Deborah Mitchell—$256,215, George Powlick—$229,663 and Peter Worley—$151,450. Based on the Company’s future performance, the Named Officers may or may not be paid these balances. See “Compensation and Stock Option Committee Report.”

(2)	Comprised of the Company’s profit sharing and 401(k) matching contributions accrued in the stated year on behalf of the Named Officers, cash payments made relating to the number of stock options held by the Named Officers and term life insurance premiums for the benefit of the Named Officers.

(3)	Includes $106,553, $82,861 and $70,610 for 2002, 2001 and 2000, respectively, of above-market interest earned on deferred compensation.

(4)	Includes $50,502, $39,273 and $29,031 for 2002, 2001 and 2000, respectively, of above-market interest earned on deferred compensation.

(5)	Includes $2,758, $2,145 and $1,508 for 2002, 2001 and 2000, respectively, of above-market interest earned on deferred compensation and $12,000 for 2000 of Company contribution into the deferred compensation plan for Mr. Worley.

STOCK OPTION GRANTS IN 2002

The following table sets forth information with respect to options to purchase the Company’s Class A Common Stock granted in 2002 to the Named Officers.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Options Granted (#)(2)		% of Total Options Granted to Employees in 2002	Exercise Price (per share)(3)	Expiration Date
						5%	10%
Steven Nichols	—		—%	$—	—	$—	$—

Preston Davis	2,000	(4)	1	17.51	09/11/12	22,024	55,813

Deborah Mitchell	20,000	(5)	7	17.86	07/25/12	224,641	569,285

George Powlick	—		—	—	—	—	—

Peter Worley	—		—	—	—	—	—

(1)	Potential realizable value is based on the assumption that the fair market value of the common stock price will appreciate at the annual rate shown (compound annually) from the grant date until the end of the ten year option term. This value is calculated based on requirements of the Securities and Exchange Commission and does not reflect the Company’s estimate of future stock price growth.

(2)	The Company’s 1999 Stock Incentive Plan is administered by the Compensation and Stock Option Committee of the Board of Directors which determines the eligibility of persons under the Plan, the number of awards to be granted and the terms of such grants.

(3)	Options were granted at market value at the date of grant (the closing price of the Company’s Class A Common Stock on the Nasdaq National Market). The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(4)	Options granted commenced vesting on February 1, 2003 and vest 33% four years, five years and six years, respectively, after the date upon which such options commenced vesting.

(5)	Options granted commenced vesting on February 1, 2003 and vest 50% at three years and four years after the date upon which such options commenced vesting.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information with respect to options exercised, unexercised options, and year end values, in each case with respect to options to purchase the Company’s Class A Common Stock granted in 2002 and prior years under the 1990 and 1999 Stock Incentive Plans to the Named Officers and held by them at December 31, 2002.

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Unexercised Options at December 31, 2002(#)		Value of Unexercised In-the-Money Options at December 31, 2002(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steven Nichols	239,100	$5,373,347	112,900	—	$1,748,253	$—
Preston Davis	20,000	351,795	24,000	4,000	427,440	41,695
Deborah Mitchell	32,701	656,421	19,301	79,332	262,884	967,645
George Powlick	46,880	922,516	78,121	175,999	593,507	1,806,288
Peter Worley	49,337	923,423	—	86,665	—	1,182,184

(1)	Represents the difference between the closing price of the Company’s Class A Common Stock on December 31, 2002 of $21.71 and the exercise price of the options.

EMPLOYMENT AGREEMENTS

The Company and Steven Nichols, the Company’s Chairman, President and Chief Executive Officer, are parties to a five-year employment agreement commencing January 1, 2001 and ending December 31, 2005. Under this agreement, Mr. Nichols received an annual base salary of $814,168 during 2002 and will receive the same amount (plus an adjustment for cost of living increases) during 2003 and for each subsequent year thereafter. Mr. Nichols is also eligible to receive a cash bonus award, if any, each year, payable pursuant to the Company’s Economic Value Added bonus plan, depending upon the financial performance of the Company as compared to the prior year. See “Executive Compensation—Compensation and Stock Option Committee Report.” The employment agreement prohibits Mr. Nichols from competing with the Company and its subsidiaries for a period of 12 months following termination of his employment, although this restriction is not applicable beyond December 31, 2005, if Mr. Nichols remains employed by the Company on or after that date. The agreement is terminable upon 30 days written notice by Mr. Nichols under certain circumstances, such as a reduction in salary or position, and is terminable by the Company for cause.

In connection with a prior employment agreement, the Company and Mr. Nichols entered into an amended and restated registration rights agreement which granted Mr. Nichols the right to cause the Company to register outstanding shares of Class A Common Stock issuable upon conversion of Class B Common Stock, held by Mr. Nichols or any entity formed primarily for the benefit of members of his family, in each case upon any proposal by the Company to register shares of any class of Common Stock under the Securities Act of 1933, as amended, in a public offering for cash.

COMPENSATION AND STOCK OPTION COMMITTEE REPORT

Summary of Compensation Policies For Executive Officers

The Compensation and Stock Option Committee (the “Compensation and Stock Option Committee” or the “Committee”) administers the Company’s stock option plans, reviews the Company’s compensation plans, programs and policies and monitors the performance and compensation of executive officers and other key employees and makes appropriate recommendations and reports to the full Board of Directors concerning matters of executive compensation.

The Company’s philosophy is to maintain compensation programs which attract, retain and motivate senior management with economic incentives which are directly linked to financial performance and increased stockholder value. The key elements of the Company’s executive compensation program consists of a base salary, potential for an annual bonus directly linked to individual and overall Company performance and the grant of stock options and other stock incentive awards intended to encourage the achievement of superior results over time and to further align executive officer and stockholder economic interests.

The Committee believes the Chief Executive Officer’s compensation should be heavily influenced by Company performance. The Chief Executive Officer and the Company are parties to a five-year employment agreement which expires December 31, 2005 (the “2000 Agreement”). See “Executive Compensation—Employment Agreements.” The Chief Executive Officer received an annual base salary of $814,168 during 2002 and will receive the same amount plus an adjustment for cost of living increases during each subsequent year thereafter. The Company’s EVA bonus plan was designed by Stern Stewart & Co., consultants specializing in EVA plans, and basically rewards managers for increases in EVA (i.e. after tax operating profit, minus a charge for all capital employed). Under this bonus program, the Chief Executive Officer received bonus payments of $451,554, $618,944 and $906,128 for the years ending December 31, 2000, 2001 and 2002, respectively. The Committee believes this arrangement provides the Chief Executive Officer significant incentive and aligns what could amount to (as in 2000, 2001 and 2002) a bonus equal to a substantial percentage of his annual salary directly to the Company’s economic improvement.

In February 1996 Mr. Nichols received a grant of 200,000 options to purchase shares of Class A Common Stock at an exercise price of $2.19 per share and in February 2000, he received a grant of 100,000 options to purchase shares of Class A Common Stock at an exercise price of $5.07 per share. In addition, the 2000 Agreement provides for the grant by the Company of options to purchase 100,000 shares of Class A Common Stock which options were granted in May 2000 at an exercise price of $6.38 per share. All exercise prices were not less than the fair market value of such shares at the time of grant. The Committee believes these salary, bonus and option arrangements, together with the Chief Executive Officer’s substantial equity ownership in the Company, provide him with incentive to perform at superior levels and in a manner which is further aligned with the economic interests of the Company’s stockholders.

The Committee has adopted similar policies with respect to overall compensation of the Company’s other executive officers. The salaries of the Company’s executive officers have been established by considering the salaries of similar executives of comparably-sized companies both within and outside the industry within which the Company operates. In addition, other relative performance factors, including the individual’s past performance and future potential, are considered in establishing base salaries of executive officers. Salaries for the Company’s executive officers for 2002 generally increased 3% over the prior year’s salaries with specific salary increases depending upon corporate performance, individual performance and inflation during the prior fiscal year.

Effective July 1, 1996, the Company adopted, for certain of its executive officers plus other key management personnel, a bonus plan based on increasing the Company’s EVA. Participants can earn a target bonus, based on the participant’s role, responsibilities, and business unit, if target results are achieved. If target results are exceeded or missed, bonuses are proportionately increased or decreased. Target bonuses (expressed as a percentage of salary) and related performance goals (expressed as changes in EVA) have been established after assessing recommendations of management and outside consultants. EVA represents the net after tax operating profit less a charge for capital employed and is measured for the Company as a whole as well as individual business units within the Company.

Each year a participating executive receives a bonus declaration equal to his or her target bonus multiplied by the applicable business unit’s EVA performance factor. The bonus declaration is accrued and placed in a notional bank account from which annual bonus payments are made to the executive. Annual payments from the notional bank account are equal to the bank balance (if the bank balance is less than or equal to one target bonus)

plus one third of any excess bank balance after payment of target bonus, limited to one additional target bonus. Remaining bank balances are carried forward and are subject to forfeiture if the employee leaves the Company or the subsequent years change in EVA does not achieve plan performance parameters.

During 2002, all Named Officers earned at least one target bonus. The Committee believes that EVA represents a key financial indicator of stockholder value and is an appropriate measure of Company financial performance.

The Committee also generally grants stock options to the executive officers based primarily upon a subjective evaluation of the executive’s past performance and future ability to influence the Company’s long-term growth and profitability and secondarily upon the Company’s recent economic performance. See “Stock Option Plans.” Options are generally (but not always) granted at current market values and generally (but not always) vest over a five-year period after the date of option grant. In some cases, the Committee has granted options with exercise prices of $1.00 per share to certain employees in amounts less than it would have granted to such persons at the then current market values. The Committee believes that this practice, although not widely utilized, can be a significant factor in motivating certain individuals, particularly those persons the Company is seeking initially to hire. In making new option grants, the Committee does consider the number of options already held by an executive officer. Since the value of a stock option bears a direct relationship to the Company’s stock price, the Committee believes stock options are effective incentives for management to create value for stockholders. Consequently, the Committee believes stock options are a critical component of its long-term, performance-based compensation philosophy.

Under Section 162(m) of the Internal Revenue Code and applicable regulations, income tax deductions for compensation paid by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock awards, stock option exercises, and non-qualified benefits) for certain executive officers exceeds $1 million in any one year. Under the law, the deduction limit does not apply to payments that qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, among other requirements, the material terms of the plan must be disclosed to and approved by stockholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

The Committee intends to design the Company’s compensation programs to conform with Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments in excess of $1 million that qualify as “performance-based.” However, the Company may pay compensation which is not deductible in limited circumstances when the Committee or the Board of Directors determines it is in the best interests of the Company to do so.

Compensation and Stock Option Committee

Lawrence Feldman

Stephen Fine

David Lewin

Dated: April 14, 2003

The above report of the Compensation and Stock Option Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates same by reference.

Compensation Committee Interlocks and Insider Participation

Directors Feldman, Fine, and Lewin comprise the Compensation and Stock Option Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal control system. The Audit Committee has reviewed and discussed with management the audited financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has reviewed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

Audit Committee

Lawrence Feldman

Stephen Fine

Martyn Wilford

Audit Fees

During the year ended December 31, 2002, the Company paid the Company’s independent auditors, Grant Thornton LLP, $152,900 for audit services, including fees associated with the annual audit, the reviews of the Company’s quarterly financial statements, and statutory audits required internationally.

Financial Information Systems Design and Implementation Fees

Grant Thornton did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

For the year ended December 31, 2002, Grant Thornton billed the Company an aggregate of $41,500 in fees for all other services, consisting primarily of certain international tax work.

Audit Committee Charter

On May 18, 2000, the Company’s Board of Directors adopted a written charter for the Audit Committee of the Board and filed it with the Company’s 2001 Proxy Statement on April 17, 2001.

STOCK PRICE PERFORMANCE GRAPH

Compare 5-Year Cumulative Total Return

Among K•Swiss Inc. Class A Common Stock,

Broad Market Index and Industry Index(1)

The Stock Price Performance Graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

ASSUMES $100 INVESTED ON JANUARY 1, 1998

ASSUMES DIVIDENDS REINVESTED

FISCAL YEARS ENDING DECEMBER 31

(1)	Industry Index chosen was Media General Industry Group 321—Textile—Apparel Footwear & Accessories

EQUITY COMPENSATION PLAN INFORMATION

On January 9, 1990, the Board of Directors adopted the K•Swiss Inc. 1990 Stock Incentive Plan (the “1990 Plan”), which authorized the issuance of up to 2,100,000 shares of Class A Common Stock, subject to adjustments under certain circumstances. As amended, the aggregate number of shares issuable upon options and other awards under this plan was 3,300,000 shares of Class A Common Stock. Any person who was employed by the Company on a salaried basis was eligible to participate in the 1990 Plan. As of January 9, 2000, awards were no longer permitted to be granted under the 1990 Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock will be issued pursuant to any award after January 9, 2010. The 1990 Plan is administered by a committee of the Board of Directors of the Company, which has full power to construe the 1990 Plan. The 1990 Plan authorized the Compensation and Stock Option Committee to enter into any type of arrangement with an eligible employee that, by its terms, involved or might involve the issuance of (1) Class A Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Class A Common Stock, or (3) any other security or benefit with a value derived from the value of the Class A Common Stock.

As of April 14, 2003, there were 4,570,572 options granted, 2,550,658 options exercised, 1,437,337 options cancelled and 582,577 options outstanding under the 1990 Plan. Such options are exercisable at prices ranging from $0.25 to $23.69 per share. There are no options available for future grant under the 1990 Plan.

On April 12, 1999 the Board of Directors, and on May 20, 1999 the stockholders of the Company, each adopted and approved the K•Swiss Inc. 1999 Stock Incentive Plan (the “1999 Plan”) which plan provides that the number of shares that may be issued pursuant to all awards shall not exceed 1,200,000. As amended, the aggregate number of shares that may be issued pursuant to all awards shall not exceed 1,800,000. The purpose of such plan is to enable the Company to attract, retain and motivate its employees and consultants in the Company, and to attract, retain and motivate its non-employee directors and further align their interest with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company. Awards may not be granted under the 1999 Plan after April 12, 2009. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Class A Common Stock may be issued pursuant to any award after April 12, 2019. The 1999 Plan is administered by a committee of the Board of Directors of the Company, which has full power to construe the 1999 Plan. The 1999 Plan authorizes the Compensation and Stock Option Committee to enter into any type of arrangement with an eligible person that, by its terms, involves or might involve the issuance of (1) Class A Common Stock or of any other class of security of the Company that is convertible into shares of Common Stock (“Shares”) or (2) a right or interest with an exercise or conversion privilege at a price related to the Shares or with a value derived from the value of the Shares. As of April 14, 2003, 418 persons were eligible to so participate.

During the year ended December 31, 2002 six current executive officers (out of 10 persons) were granted options to acquire an aggregate of 33,000 shares of Class A Common Stock at an average per share exercise price of $17.84. During the year ended December 31, 2002, other employees were granted options to acquire an aggregate of 246,167 shares of Class A Common Stock at an average exercise price of $18.68 per share. As of April 14, 2003, there were 1,679,400 options granted, 92,104 options exercised, 146,333 options cancelled, 1,440,963 options outstanding and 266,933 options available for future grant under the 1999 Plan. Such options are exercisable at a price of $0.01 to $25.69 per share.

CERTAIN TRANSACTIONS

As of December 31, 2002, Brian Sullivan, Executive Officer of the Company, owed the Company $69,036 in connection with a loan made by the Company to Mr. Sullivan for income taxes incurred on the acquisition of Class A Common Stock of the Company. The loan is non-interest bearing, unsecured, and is due on demand. Subsequent to December 31, 2002, Mr. Sullivan reduced this debt by $19,814.

As of December 31, 2002, Mr. Sullivan also owed the Company $116,965 in connection with a loan made by the Company to Mr. Sullivan for the purchase of real estate. This loan bears interest at the rate of 6%, is secured by vested stock options of the Company’s Class A Common Stock previously granted to Mr. Sullivan, and is due as these stock options are exercised.

The largest aggregate amount of these loans to Mr. Sullivan during the year ended December 31, 2002 was $219,036 and the amount outstanding as of March 31, 2003 was $167,917.

David Nichols, Executive Vice President of K•Swiss Sales Corp., is the son of Steven Nichols. David Nichols has held various other positions with the Company for the past 7 years. David Nichols received salary and bonus compensation of $209,500 in 2002 as well as perquisites and other employee benefits. The Company provided housing to David Nichols from July 2000 through November 2002 when he temporarily relocated to Amsterdam, the Netherlands to become Managing Director of the European office.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Preston Davis, an executive officer of the Company, inadvertently failed to timely file with the Securities and Exchange Commission a Form 4 reporting the September 11, 2002 grant of stock options to purchase shares of the Company’s Class A Common Stock. A Form 4 reporting such transaction was filed on September 26, 2002.

Stephen Fine, a director of the Company, inadvertently failed to timely file with the Securities and Exchange Commission a Form 4 reporting the November 11, 2002 purchase of shares of the Company’s Class A Common Stock. A Form 4 reporting such transaction was filed on November 14, 2002.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Grant Thornton was the Company’s certified public accountant for fiscal 2002. During fiscal 2002, the Company also engaged Grant Thornton to render certain non-audit professional services involving general consultations, as further described under “Report of the Audit Committee,” above.

The appointment of auditors is approved annually by the Board of Directors which is based in part on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviewed both the audit scope and estimated audit fees for the coming year. Grant Thornton has been selected by the Audit Committee and the Board of Directors for the current year. Stockholder approval is not sought in connection with this selection. Each professional service performed by Grant Thornton during fiscal 2002 was reviewed, and the possible effect of such service on the independence of the firm was considered, by the Audit Committee. Representatives of Grant Thornton will be present at the Annual Meeting of Stockholders and will be given an opportunity to make a statement if they desire to do so and will respond to questions from stockholders.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Proposals of stockholders intended to be presented at the 2004 annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than December 23, 2003 in order to be considered for inclusion in the Company’s proxy materials for that meeting. Proposals should be submitted in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement. In addition, the Company’s Restated Bylaws require that the Company be given advance written notice of stockholder nominations for election to the Company’s Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 90 days in advance of such meeting or, if later, the seventh day following the first public announcement of the date of the meeting. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, K•Swiss may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgement on any such stockholder proposal or nomination.

MISCELLANEOUS

The Company knows of no matters other than the foregoing to be brought before the Annual Meeting, but if any other such matter properly comes before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the proxies in accordance with their best judgment.

The Annual Report of the Company for the fiscal year ended December 31, 2002, including financial statements, is being mailed under the same cover to each person who was a stockholder of record on April 14, 2003.

The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission, to any stockholder desiring a copy. Stockholders may write to K•Swiss Inc., 31248 Oak Crest Drive, Westlake Village, California 91361, Attention: George Powlick, Vice President—Finance.

EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Steven Nichols

Chairman of the Board and

    President

Westlake Village, California

April 21, 2003

PROXY	K-SWISS INC.	PROXY
Class A Common Stock
Proxy for Annual Meeting of Stockholders, May 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be held on May 22, 2003 at 10:00 a.m. at the K-Swiss Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2003 Annual Meeting and, revoking all prior Proxies, appoints Steven Nichols and George Powlick, and each of them, with full power of substitution in each, the Proxies of the undersigned to represent the undersigned and vote all shares of Class A Common Stock of the undersigned in K-Swiss Inc., at the Annual Meeting of Stockholders to be held on May 22, 2003, and any adjournments or postponements thereof upon the following matters and in the manner designated on the reverse side hereof.

This Proxy will be voted FOR Item 1 unless otherwise specified.

(Continued and to be signed on reverse side.)

K-SWISS INC.

P.O. BOX 11251

NEW YORK, N.Y. 10203-0251

Ú  DETACH PROXY CARD HERE  Ú

☐	PLEASE MARK, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink.
1.	ELECTION OF DIRECTORS

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof and as to which the undersigned hereby confers discretionary authority.
Nominees: David Lewin, Martyn Wilford
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.)								To change your address, please mark this box.	☐
*Exceptions								To include any comments, please mark this box.	☐

S C A N L I N E

Please sign as name(s) appears. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full title as such.

Date	Share Owner sign here	Co-Owner sign here

PROXY	K-SWISS INC.	PROXY
Class B Common Stock
Proxy for Annual Meeting of Stockholders, May 22, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders to be held on May 22, 2003 at 10:00 a.m. at the K-Swiss Corporate Office, 31248 Oak Crest Drive, Westlake Village, California 91361.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2003 Annual Meeting and, revoking all prior Proxies, appoints Steven Nichols and George Powlick, and each of them, with full power of substitution in each, the Proxies of the undersigned to represent the undersigned and vote all shares of Class B Common Stock of the undersigned in K-Swiss Inc., at the Annual Meeting of Stockholders to be held on May 22, 2003, and any adjournments or postponements thereof upon the following matters and in the manner designated on the reverse side hereof.

This Proxy will be voted FOR Item 1 unless otherwise specified.

(Continued and to be signed on reverse side.)

K-SWISS INC.

P.O. BOX 11251

NEW YORK, N.Y. 10203-0251

Ú  DETACH PROXY CARD HERE  Ú

☐	PLEASE MARK, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.	☒ Votes must be indicated (x) in Black or Blue ink.
1.	ELECTION OF DIRECTORS

	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐	2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof and as to which the undersigned hereby confers discretionary authority.
Nominees: Steven Nichols, George Powlick, Lawrence Feldman, Stephen Fine
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.)								To change your address, please mark this box.	☐
*Exceptions								To include any comments, please mark this box.	☐

S C A N L I N E

Please sign as name(s) appears. Executors, administrators, guardians, officers of corporations, and others signing in a fiduciary capacity should state their full title as such.

Date	Share Owner sign here	Co-Owner sign here